Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Parabilis Medicines, Inc. of our report dated April 2, 2026, except for the effects of the reverse stock split discussed in Note 18 to the consolidated financial statements, as to which the date is June 4, 2026, relating to the financial statements of Parabilis Medicines, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 4, 2026